EXHIBIT 99.1

[USF LETTERHEAD]

FOR IMMEDIATE RELEASE

USF SELLS REVERSE LOGISTICS OPERATION

(Chicago – March 2, 2005) USF Logistics Services Inc., a wholly owned subsidiary of USF Corporation (NASDAQ: USFC), sold its reverse logistics operation, USF Processors Inc., to Carolina Logistics Services, Inc. on Friday, February 25th. Reverse logistics is the process in which products deemed unsaleable are returned to their point of origin for the purpose of recapturing value or proper disposal. Although details of the stock transaction were not disclosed, USF estimates that it will report a pre-tax loss of $8 million, to be recorded during the first quarter of 2005.

Commenting on the transaction, Thomas A. Lilly, President of USF Logistics, stated, “The sale of USF Processors is the result of an analysis of the market verticals we presently service and where we could provide our customers with the greatest value. After careful consideration, it has been decided that USF Logistics could best service its customers and shareholders by focusing our efforts to provide innovative supply chain solutions in our core markets. USF Processors, as a leader in its field, will benefit greatly from being a part of Carolina Logistics which has an excellent reputation within the reverse logistics business and already has significant operations in the grocery and pharmaceutical markets.”

Carolina Logistics Services, an Inmar company, is the leading U.S. provider of reverse logistics, returned goods management and warehouse services. Carolina Logistics’ clients include the nation’s largest grocery retailers and wholesalers, drug store chains and mass merchandisers. For more information about Carolina Logistics Services, visit www.cls.inmar.com

USF Corporation, a $2.4 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland 773.824.2213